Exhibit 10.23

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) by and between Fred Kamal, Ph.D. (“Executive”) and 4D Molecular Therapeutics, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”) is made effective as of the eighth day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A.
Executive currently serves as President and Chief Operating Officer of the

Company; and

B.
Effective as of December 31, 2025 (the “Transition Date”), Executive desires to voluntarily resign from his position with the Company as President and Chief Operating Officer on the terms and conditions set forth herein and, in connection with and following Executive’s resignation, the Company wishes to secure the services of Executive, and Executive wishes to continue to serve as an employee of the Company in the role of Chief Technical Advisor of the Company on the terms and conditions set forth herein (the “Transition”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.
Transition Date. Effective as of the Transition Date, Executive shall voluntarily resign as President and Chief Operating Officer and from all other officer roles held by Executive with the Company. Executive acknowledges that Executive consents to the Transition, including the diminution in Executive’s base salary and other compensation, duties, authority and responsibilities. Executive agrees that neither the Transition nor the effects of the Transition shall constitute Good Reason to terminate employment under the Change in Control and Severance Agreement, dated September 22, 2021, by and between Fred Kamal and 4D Molecular Therapeutics, Inc. (the “Severance Agreement”), and effective as of the Effective Date, neither the Company nor Executive shall have any further rights, interests or obligations under the Severance Agreement. Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company.
2.
Transition Period.
(a)
Transition Period; Duties. Commencing on the date immediately following the Transition Date and ending on the date on which Executive’s employment relationship with the Company is terminated (the “Transition Period”), Executive shall remain employed by the Company with the title of Chief Technical Advisor, reporting to the Chief Executive Officer, and shall

(i) advise the Company on CMC and regulatory strategy with respect to 4D-150 and 4D-710, and (ii) assist with such other projects at the direction of the Chief Executive Officer (the “Services”). Unless Executive’s employment relationship with the Company is earlier terminated, during the first six months of the Transition Period (i.e. from January 1, 2026 to June 30, 2026), Executive shall spend a minimum of two business days per week providing the Services, and thereafter one business day per week providing the Services. The Services to the Company shall be provided at such location(s) as are determined by the Company, consistent with Executive’s role. During the Transition Period, Executive shall comply with all applicable policies and procedures of the Company, as in effect from time to time (including, without limitation, travel and entertainment expense policies, technology use, operating guidelines, confidentiality, background check and work authorization policies and procedures).

(b)
Salary and Benefits. Unless Executive’s employment relationship with the Company is earlier terminated, during the first six months of the Transition Period, Executive will be paid based on an annualized base salary of $221,904, and thereafter, based on an annualized base salary of $110,952, in accordance with the Company’s regular payroll procedures for part-time employees. All payments made to Executive during the Transition Period will be subject to required withholding taxes and authorized deductions. Executive understands and agrees that following the Transition Date, given Executive’s part-time status, Executive will not be eligible to participate in or accrue benefits under any Company benefit plan requiring a higher minimum number of hours per week as a condition of such participation or accrual.

(c) Annual Bonus. Executive shall be paid Executive’s annual bonus for calendar year ending December 31, 2025 based on the corporate bonus achievement multiplier determined the Company’s Board of Directors or a committee thereof (the “Annual Bonus”), such payment to be made at the same time annual bonuses for the calendar year ending December 31, 2025 are paid to other employees. For the avoidance of doubt, except with respect to the Annual Bonus, Executive acknowledges that Executive is not eligible for, and will not be paid, any other bonus in respect of 2026 or future years.(d)Stock Options. Unless Executive’s employment relationship with the Company is earlier terminated, during the first six months of the Transition Period, Executive will continue to vest in shares of common stock of the Company underlying the option awards set forth on Exhibit A attached hereto (the “Option Awards”) in accordance with their terms. Effective as of the earlier of the six month anniversary of the Transition Date or the date Executive’s employment relationship with the Company is terminated, any unvested portion of the Option Awards shall forfeit as of such date for no consideration. For the avoidance of doubt, Executive acknowledges that Executive is not eligible for, and will not receive, any other equity awards during the Transition Period, except at the sole discretion of the Company’s Compensation Committee of the Board of Directors. Executive further acknowledges that any vested options that remain unexercised immediately following the expiration of the three (3)-month anniversary of Executive’s cessation of Services shall thereupon terminate.(e)Expenses. During the Transition Period, Executive shall be entitled to reimbursement for business expenses in accordance with Company policies and applicable law, provided, that Executive shall not incur business expenses greater than $1,000 in the aggregate, without the prior written consent of the Chief Executive Officer.(f)Protection of Information. Executive reaffirms Executive’s commitment to remain in compliance with the Confidential Information and Invention Assignment Agreement entered into between Executive and the Company as of August 6, 2018 (the “Confidentiality Agreement”), which shall survive the Transition Date and shall remain in full force and effect in accordance with its terms. Executive acknowledges that the payments set forth in this Section 2 are subject to Executive’s compliance with the Confidentiality Agreement.

3.
Termination of Transition Period; Full Payment. The employment relationship established in accordance with this Agreement may be terminated by the Company or Executive at any time and for any reason and with or without notice. Executive acknowledges that the payments herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of the Transition. Executive further acknowledges that, other than the Confidentiality Agreement and the award agreements evidencing Executive’s Options Awards, this Agreement shall supersede each other agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Severance Agreement and any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement (other than the Confidentiality Agreement and the award agreements evidencing Executive’s Options Awards) shall be deemed terminated and of no further effect as of the Effective Date.
4.
Stock Options Vesting Acceleration. Subject to Executive’s continued compliance with Executive’s obligations under this Agreement and the Confidentiality Agreement, in the event that a Change in Control (as defined in the Company’s 2020 Incentive Award Plan) occurs prior to June 30, 2026 and Executive’s employment relationship with the Company has not been terminated prior to such date, any unvested Option Awards will fully accelerate and will be fully vested effective as of the date of such Change in Control. Executive agrees that the benefits included in this Section 4 are not required under Executive’s offer letter or the Company’s normal policies or procedures and are provided solely in connection with this Agreement. Executive acknowledges and agrees that the benefits referenced in this Section 4 constitute adequate and valuable consideration, in and of itself, for the promises contained in this Agreement.
5.
Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its affiliates, directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)
Released Claims. On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code; and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)
Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)
Claims under the California Fair Employment and Housing

Act;

(ii)
Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(iii)
Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iv)
Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA);
(v)
Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(vi)
Claims for indemnification under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law; and
(vii)
Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)
Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)
Executive should consult with an attorney before signing this

Agreement;

(ii)
Executive has been given at least twenty-one (21) days to consider this Agreement (the “Consideration Period”); and
(iii)
Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 11:59 p.m. on the seventh (7th) day following Executive’s execution of this Agreement to Scott Bizily, Chief Legal Officer, email: sbizily@4dmt.com. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided in this Agreement that are not otherwise required by applicable law.
(d)
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.
Non-Competition/Conflicts of Interest, Non-Disparagement, Non-Solicitation and Return of Company Property. Executive further agrees that:
(a)
Non-Competition/Conflicts of Interest. During the Transition Period,

Executive will not, directly or indirectly, participate in or assist in any commercial business activity that competes in any way with any business then being conducted or planned by the Company or that otherwise which conflicts with his obligations hereunder or with the interest of the Company; provided that the parties expressly acknowledge that Executive may serve in the position set forth on Exhibit B. Prior to and during Executive’s participation or assistance in any third party work in gene therapy and in conflicting indications, Executive shall promptly and fully disclose to the Company’s Chief Legal Officer of such participation or assistance so that the Company may evaluate any potential conflicts of interest.
(b)
Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The term “disparage” includes, without limitation, comments or statements to the press, to the Releasees’ past or present employees or to any individual or entity with whom the Releasees have a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public or private statement, that in each case is intended to, or can be reasonably expected to, damage the business, integrity, reputation or good will of any of the Releasees. Executive agrees that the obligations under this paragraph include (without limitation) refraining from publishing any critical or disparaging remark on any blog, online social network or any other website (including, but not limited to, www.glassdoor.com), whether or not such comments are made anonymously. Nothing in this Section 6(b), or this Agreement, shall prevent Executive from (a) testifying truthfully in response to a subpoena or other legal process; (b) discussing terms and conditions of Executive’s employment with the Company, as permitted by the National Labor Relations Act and other applicable law, including but not limited to discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (c) communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.
(c)
Non-Solicitation. In addition to Executive’s obligations under the Confidentiality Agreement, Executive shall not during the Transition Period, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 6(c).

(d)
Return of Company Property. Executive warrants and represents that Executive has turned over to the Company no later than the end of the Transition Period or any earlier date requested by the Company in writing, all physical or personal property that are the property of the Company and that Executive had in Executive’s possession, custody or control, including, without limitation, Executive’s laptop computer, along with all other equipment and originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or Executive’s agents or representatives.
7.
Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law,

(d) Executive is entering into this Agreement knowingly, voluntarily, and with full knowledge that it shall become a binding and enforceable contract affecting Executive’s legal rights and has not been coerced, threatened, or intimidated into signing the Agreement; (e) Executive has a right to consult an attorney regarding this Agreement and have been provided with the opportunity to consult with an attorney during the Consideration Period under this Agreement; (f) in the event that Executive signs this Agreement prior to the end of the Consideration Period, Executive’s decision to shorten the Consideration Period is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the consideration period, or by offering more favorable terms for signing the Agreement prior to the expiration of the Consideration Period; (g) Executive has read this Agreement in its entirety and understand and accept the terms and conditions of the Agreement; (h) Executive understands that he may hereafter discover facts different from or in addition to those you now believe to be true and that the release herein shall remain in effect as a complete and general release, notwithstanding any such different or additional facts; (i) Executive understands that this Agreement includes the compromise of any disputed claims;

(j) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, (k) Executive is and shall continue to be bound by and subject to the terms of the Company’s Policy for Recovery of Erroneously Awarded Compensation effective as of October 2, 2023 (the “Policy”) and compensation received by Executive may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary, and (k) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8.
No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
9.
Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
10.
DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or to Executive’s employment or the termination thereof (each, a “Claim”) shall be resolved solely and exclusively by final and binding arbitration held in Alameda County, California through JAMS under its Employment Arbitration Rules and Procedures, which are available at www.jamsadr.com/rules-employment-arbitration. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Except to the extent of filing fees Executive would incur were the matter to be litigated in court, the Company shall be responsible for the JAMS administrative fees and the arbitrator’s fees and costs. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Confidential Information Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Executive and the Company understand that by agreeing to arbitrate any claim pursuant to this Section 10, they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration. Further, this arbitration agreement shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Executive elects to arbitrate such disputes; (c) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Executive is required to exhaust Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (d) any other claim, which by law cannot be subject to mandatory arbitration. Notwithstanding Section 9 above, the provisions of this Section 10 shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of the State of California, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction.

11.
Miscellaneous. This Agreement, collectively with the Confidentiality Agreement and the award agreements governing the Option Awards, comprises the entire agreement between the Parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by all Parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
12.
Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
13.
Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt, nothing in the Confidentiality Agreement or this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and

Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of the Confidentiality Agreement or this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
14.
Executive’s Cooperation. Executive shall cooperate with the Company upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.
15.
Section 409A of the Code. This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Transition Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

[Signature page follows]

9

IN WITNESS WHEREOF, the undersigned have caused this Transition Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 12/31/2025 /s/ Fred Kamal

Fred Kamal, Ph.D.

DATED: 12/31/2025 4D MOLECULAR THERAPEUTICS, INC.

By: /s/ David Kirn

Name: David Kirn, MD

Title: Chief Executive Office